 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K
____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2017
____________________

NOVUME SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55833	81-5266334
(State or Other Jurisdiction of Incorporation)	(Commision File Number)	(IRS Employer Identification No.)

14420 Albemarle Point Place, Suite 200, Chantilly, VA, 20151
(Address of Principal Executive Offices)

Registrant's Telephone Number, Including Area Code: (703) 953-3838

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On October 11, 2017, Novume Solutions, Inc. (the “Company”) entered into a Preliminary Term Sheet (the “Term Sheet”) with NeoSystems Corp. (“NeoSystems”) which sets forth the parties’ intent to consummate a transaction pursuant to which the Company will acquire NeoSystems, which upon closing (the “Closing”), will be a wholly owned subsidiary of the Company. The consideration for the transaction will be approximately $21 million, comprised of cash, restricted shares of the Company’s stock and assumption of certain debt and liabilities by the Company. The Term Sheet also contemplates that at the Closing the Company will enter into employment agreements with certain executives of NeoSystems. Upon consummation of the transaction, the employees of NeoSystems will receive stock options or other equity incentives under the Company’s equity incentive plan to replace stock options or other equity incentives held in NeoSystems. The Term Sheet also contemplates that NeoSystems will be entitled to appoint one member to the Board of Directors of the Company.

The Closing is subject to customary closing conditions including but not limited to, satisfactory completion of due diligence, negotiation and entry into definitive agreements, approval of the transactions by the boards of directors of the Company and NeoSystems, and consummation of a financing transaction.

Item 9.01 Exhibits

(d)
Exhibits

Exhibit	Description
99.1	Press Release issued by Novume Solutions, Inc. on October 13, 2017 (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novume Solutions, Inc.
(Registrant)

Date: October 13, 2017	/s/ Robert A. Berman
Name: Robert A. Berman Title: Chief Executive Officer